SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 3)*

Freshworks Inc.

(Name of Issuer)

Class A common stock, par value $0.00001 per share

(Title of Class of Securities)

358054104

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 31 Pages

Exhibit Index Contained on Page 30

CUSIP NO. 358054104	13 G	Page 2 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund L.P. ("ALF")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. Accel Leaders Fund Associates L.L.C. ("ALFA"), the general partner of ALF, may be deemed to have sole power to vote these shares, and Sameer K. Gandhi ("SKG"), a director of the issuer and a managing member of ALFA, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,493,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 236,478,380 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 6, 2024 (the “Form 10-Q”), plus (ii) 3,493,640 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF.

CUSIP NO. 358054104	13 G	Page 3 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund Associates L.L.C. ("ALFA")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,493,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 236,478,380 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 3,493,640 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF.

CUSIP NO. 358054104	13 G	Page 4 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
166,920 shares issuable upon conversion of Class B Common Stock directly owned by ALFI16. SKG, a director of the issuer and a managing member of ALFI16, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
166,920 shares issuable upon conversion of Class B Common Stock directly owned by ALFI16. SKG, a director of the issuer and a managing member of ALFI16, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	166,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 233,151,660 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 166,920 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI16.

CUSIP NO. 358054104	13 G	Page 5 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II L.P. (“ALF2”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,432,110 shares issuable upon conversion of Class B Common Stock directly owned by ALF2. Accel Leaders Fund II Associates L.L.C. ("ALF2A"), the general partner of ALF2, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,432,110 shares issuable upon conversion of Class B Common Stock directly owned by ALF2. ALF2A, the general partner of ALF2, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,432,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 236,416,850 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 3,432,110 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2.

CUSIP NO. 358054104	13 G	Page 6 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II Strategic Partners L.P. (“ALF2SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
146,210 shares issuable upon conversion of Class B Common Stock directly owned by ALF2SP. ALF2A, the general partner of ALF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
146,210 shares issuable upon conversion of Class B Common Stock directly owned by ALF2SP. ALF2A, the general partner of ALF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	146,210
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 233,130,950 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 146,210 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2SP.

CUSIP NO. 358054104	13 G	Page 7 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II Associates L.L.C. ("ALF2A")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,578,320 shares issuable upon conversion of Class B Common Stock, of which 3,432,110 are directly owned by ALF2, and 146,210 are directly owned by ALF2SP. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,578,320 shares issuable upon conversion of Class B Common Stock, of which 3,432,110 are directly owned by ALF2, and 146,210 are directly owned by ALF2SP. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,578,320
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 236,563,060 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 3,432,110 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2, plus (iii) 146,210 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2SP.

CUSIP NO. 358054104	13 G	Page 8 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II Investors (2019) L.L.C. (“ALFI19”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
180,420 shares issuable upon conversion of Class B Common Stock directly owned by ALFI19. SKG, a director of the issuer and a managing member of ALFI19, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
180,420 shares issuable upon conversion of Class B Common Stock directly owned by ALFI19. SKG, a director of the issuer and a managing member of ALFI19, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	180,420
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 233,165,160 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 180,420 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI19.

CUSIP NO. 358054104	13 G	Page 9 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II L.P. (“AGF2”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,383,100 shares issuable upon conversion of Class B Common Stock directly owned by AGF2. Accel Growth Fund II Associates L.L.C ("AGF2A"), the general partner of AGF2, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
10,383,100 shares issuable upon conversion of Class B Common Stock directly owned by AGF2. AGF2A, the general partner of AGF2, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	10,383,100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.3%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 243,367,840 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 10,383,100 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2.

CUSIP NO. 358054104	13 G	Page 10 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
752,150 shares issuable upon conversion of Class B Common Stock directly owned by AGF2SP. AGF2A, the general partner of AGF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
752,150 shares issuable upon conversion of Class B Common Stock directly owned by AGF2SP. AGF2A, the general partner of AGF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	752,150
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 233,736,890 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 752,150 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2SP.

CUSIP NO. 358054104	13 G	Page 11 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II Associates L.L.C ("AGF2A")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
11,135,250 shares issuable upon conversion of Class B Common Stock, of which 10,383,100 are directly owned by AGF2, and 752,150 are directly owned by AGF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
11,135,250 shares issuable upon conversion of Class B Common Stock, of which 10,383,100 are directly owned by AGF2, and 752,150 are directly owned by AGF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	11,135,250
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.6%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 244,119,990 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 10,383,100 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2, plus (iii) 752,150 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2SP.

CUSIP NO. 358054104	13 G	Page 12 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2013 L.L.C. (“AGFI13”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,114,750 shares issuable upon conversion of Class B Common Stock directly owned by AGFI13. SKG, a director of the issuer and a managing member of AGFI13, may be deemed to have shared power to vote of these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,114,750 shares issuable upon conversion of Class B Common Stock directly owned by AGFI13. SKG, a director of the issuer and a managing member of AGFI13, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,114,750
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 234,099,490 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 1,114,750 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGFI13.

CUSIP NO. 358054104	13 G	Page 13 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III L.P. (“AIN3”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,408,443 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. Accel India III Associates L.P. (“AIN3A LP”), the general partner of AIN3, may be deemed to have sole power to vote these shares, and Accel India III GP Associates Ltd. (“AIN3A”), the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
6,408,443 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to dispose of these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,408,443
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.7%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 239,393,183 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 6,408,443 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3.

CUSIP NO. 358054104	13 G	Page 14 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III Associates L.P. (“AIN3A LP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,408,443 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
6,408,443 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to dispose of these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,408,443
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.7%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 239,393,183 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 6,408,443 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3.

CUSIP NO. 358054104	13 G	Page 15 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III GP Associates Ltd. (“AIN3A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,408,443 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
6,408,443 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to dispose of these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,408,443
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.7%(1)
12	TYPE OF REPORTING PERSON*	CO

(1) Based on 239,393,183 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 6,408,443 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3.

CUSIP NO. 358054104	13 G	Page 16 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III Investors L.L.C. (“AIN3INV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
641,557 shares issuable upon conversion of Class B Common Stock directly owned by AIN3INV. SKG, a director of the issuer and a managing member of AIN3INV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
641,557 shares issuable upon conversion of Class B Common Stock directly owned by AIN3INV. SKG, a director of the issuer and a managing member of AIN3INV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	641,557
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 233,626,297 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 641,557 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3INV.

CUSIP NO. 358054104	13 G	Page 17 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV L.P. (“AIN4”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. Accel India IV Associates L.P. (“AIN4A LP”), the general partner of AIN4, may be deemed to have sole power to vote these shares, and Accel India IV GP Associates Ltd. (“AIN4A”), the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN4A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to dispose of these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	627,660
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 233,612,400 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4.

CUSIP NO. 358054104	13 G	Page 18 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV Associates L.P. (“AIN4A LP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN4A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to dispose of these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	627,660
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 233,612,400 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4.

CUSIP NO. 358054104	13 G	Page 19 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV GP Associates Ltd. (“AIN4A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN4A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to dispose of these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	627,660
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%(1)
12	TYPE OF REPORTING PERSON*	CO

(1) Based on 233,612,400 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4.

CUSIP NO. 358054104	13 G	Page 20 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV Investors L.L.C. (“AIN4INV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
37,380 shares issuable upon conversion of Class B Common Stock directly owned by AIN4INV. SKG, a director of the issuer and a managing member of AIN4INV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
37,380 shares issuable upon conversion of Class B Common Stock directly owned by AIN4INV. SKG, a director of the issuer and a managing member of AIN4INV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	37,380
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 233,022,120 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 37,380 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4INV.

CUSIP NO. 358054104	13 G	Page 21 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders 3 L.P. ("ALF3")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,112,212 shares. Accel Leaders 3 Associates L.P. (“AL3A LP”), the general partner of ALF3, may be deemed to have sole power to vote these shares, and Accel Leaders 3 GP Associates L.L.C. ("AL3A"), the general partner of AL3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,112,212 shares. AL3A LP, the general partner of ALF3, may be deemed to have sole power to dispose of these shares, and AL3A, the general partner of AL3A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,112,212
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.3%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q.

CUSIP NO. 358054104	13 G	Page 22 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders 3 Entrepreneurs L.P. ("ALF3E")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
128,846 shares. AL3A LP, the general partner of ALF3E, may be deemed to have sole power to vote these shares, and AL3A, the general partner of AL3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
128,846 shares. AL3A LP, the general partner of ALF3E, may be deemed to have sole power to dispose of these shares, and AL3A, the general partner of AL3A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	128,846
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q.

CUSIP NO. 358054104	13 G	Page 23 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders 3 Associates L.P. (“AL3A LP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,241,058 shares, of which 3,112,212 are directly owned by ALF3 and 128,846 are directly owned by ALF3E. AL3A, the general partner of ALF3 and ALF3E, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and AL3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,241,058 shares, of which 3,112,212 are directly owned by ALF3 and 128,846 are directly owned by ALF3E. AL3A, the general partner of ALF3 and ALF3E, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and AL3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,241,058
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.4%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q.

CUSIP NO. 358054104	13 G	Page 24 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders 3 Investors (2020) L.P. ("ALFI20")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
185,733 shares. AL3A, the general partner of ALFI20, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and AL3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
185,733 shares. AL3A, the general partner of ALF3E, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and AL3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	185,733
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q.

CUSIP NO. 358054104	13 G	Page 25 of 31

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders 3 GP Associates L.L.C. ("AL3A")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,426,791 shares, of which 3,112,212 are directly owned by ALF3, 128,846 are directly owned by ALF3E, and 185,733 are directly owned by ALFI20. AL3A LP, the general partner of ALF3 and ALF3E, may be deemed to have sole power to vote these shares, and AL3A, the general partner of ALFI20, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,426,791 shares, of which 3,112,212 are directly owned by ALF3, 128,846 are directly owned by ALF3E, and 185,733 are directly owned by ALFI20. AL3A LP, the general partner of ALF3 and ALF3E, may be deemed to have sole power to dispose of these shares, and AL3A, the general partner of ALFI20, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,426,791
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q.

CUSIP NO. 358054104	13 G	Page 26 of 31

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sameer K. Gandhi ("SKG")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 723,504
6	SHARED VOTING POWER
		30,811,131 shares, of which 3,112,212 are directly owned by ALF3, 128,846 are directly owned by ALF3E, and 185,733 are directly owned by ALFI20, and 27,384,340 shares issuable upon conversion of Class B Common Stock, of which 3,493,640 are directly owned by ALF, 166,920 are directly owned by ALFI16, 3,432,110 are directly owned by ALF2, 146,210 are directly owned by ALF2SP, 180,420 are directly owned by ALFI19, 10,383,100 are directly owned by AGF2, 752,150 are directly owned by AGF2SP, 1,114,750 are directly owned by AGFI13, 6,408,443 are directly owned by AIN3, 641,557 are directly owned by AIN3INV, 627,660 are directly owned by AIN4, 37,380 are directly owned by AIN4INV. ALFA, the general partner of ALF, may be deemed to have sole power to vote these shares. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to vote these shares. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote these shares. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. AL3A LP, the general partner of ALF3 and ALF3E, may be deemed to have sole power to vote these shares, and AL3A the general partner of AL3A LP and ALFI20, may be deemed to have sole power to vote these shares. SKG, a director of the issuer, AIN3A, AIN4A, and AL3A, and a managing member of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3INV, and AIN4INV, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 723,504
8	SHARED DISPOSITIVE POWER
		30,811,131 shares, of which 3,112,212 are directly owned by ALF3, 128,846 are directly owned by ALF3E, and 185,733 are directly owned by ALFI20, and 27,384,340 shares issuable upon conversion of Class B Common Stock, of which 3,493,640 are directly owned by ALF, 166,920 are directly owned by ALFI16, 3,432,110 are directly owned by ALF2, 146,210 are directly owned by ALF2SP, 180,420 are directly owned by ALFI19, 10,383,100 are directly owned by AGF2, 752,150 are directly owned by AGF2SP, 1,114,750 are directly owned by AGFI13, 6,408,443 are directly owned by AIN3, 641,557 are directly owned by AIN3INV, 627,660 are directly owned by AIN4, 37,380 are directly owned by AIN4INV. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to dispose of these shares. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to dispose of these shares. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to dispose of these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to dispose of these shares. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to dispose of these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. AL3A LP, the general partner of ALF3 and ALF3E, may be deemed to have sole power to dispose of these shares, and AL3A the general partner of AL3A LP and ALFI20, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer, AIN3A, AIN4A, and AL3A, and a managing member of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3INV, and AIN4INV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	31,534,635
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	12.1%(1)
12	TYPE OF REPORTING PERSON	IN

(1) Based on 260,369,080 shares of Class A Common Stock, calculated as follows, (i) 232,984,740 shares of Class A Common Stock outstanding as of November 1, 2024, as reported by the issuer in the Form 10-Q, plus (ii) 3,493,640 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF, plus (iii) 166,920 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI16, plus (iv) 3,432,110 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2, plus (v) 146,210 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2SP, plus (vi) 180,420 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI19, plus (vii) 10,383,100 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2, plus (viii) 752,150 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2SP, plus (ix) 1,114,750 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGFI13, plus (x) 6,408,443 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3, plus (xi) 641,557 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3INV, plus (xii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4, plus (xiii) 37,380 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4INV.

CUSIP NO. 358054104	13 G	Page 27 of 31

This Amendment No. 3 (“Amendment No. 3”) amends the Schedule 13G initially filed with the United States Securities and Exchange Commission on February 14, 2022 and amended on February 15, 2023 and on February 12, 2024 (as amended, the “Original Schedule 13G”) by the Reporting Persons. The “Reporting Persons” are collectively, Accel Leaders Fund L.P. ("ALF"), Accel Leaders Fund Associates L.L.C. ("ALFA"), Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”) Accel Leaders Fund II L.P. (ALF2), Accel Leaders Fund II Strategic Partners L.P. (“ALF2SP”), Accel Leaders Fund II Associates L.L.C. ("ALF2A"), Accel Leaders Fund II Investors (2019) L.L.C. (“ALFI19”), Accel Growth Fund II L.P. (“AGF2”), Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”), Accel Growth Fund II Associates L.L.C ("AGF2A"), Accel Growth Fund Investors 2013 L.L.C. (“AGFI13”), Accel India III L.P. (“AIN3”), Accel India III Associates L.P. (“AIN3A LP”), Accel India III GP Associates Ltd. (“AIN3A”), Accel India III Investors L.L.C. (“AIN3INV”), Accel India IV L.P. (“AIN4”), Accel India IV Associates L.P. (“AIN4A LP”), Accel India IV GP Associates Ltd. (“AIN4A”), Accel India IV Investors L.L.C. (“AIN4INV”), Accel Leaders 3 L.P. (“ALF3”), Accel Leaders Fund 3 Entrepreneurs L.P.(“ALF3E”), Accel Leaders 3 Associates L.P. (“AL3A LP”), Accel Leaders 3 Investors (2020) L.P. ("ALFI20"), Accel Leaders 3 GP Associates L.L.C. ("AL3A"), and Sameer K. Gandhi ("SKG"). Only those items that are hereby reported are amended; all other items reported in the Original Schedule 13G remain unchanged. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable. Capitalized terms not defined in this Amendment No. 3 have the meanings ascribed to them in the Original Schedule 13G.

ITEM 2(A).

NAME OF PERSONS FILING

This joint Schedule 13G is being filed by Accel Leaders Fund L.P. ("ALF"), Accel Leaders Fund Associates L.L.C. ("ALFA"), Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”), Accel Leaders Fund II L.P. (“ALF2”), Accel Leaders Fund II Strategic Partners L.P. (“ALF2SP”), Accel Leaders Fund II Associates L.L.C. ("ALF2A"), Accel Leaders Fund II Investors (2019) L.L.C. (“ALFI19”), Accel Growth Fund II L.P. (“AGF2”), Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”), Accel Growth Fund II Associates L.L.C ("AGF2A"), Accel Growth Fund Investors 2013 L.L.C. (“AGFI13”), Accel India III L.P. (“AIN3”), Accel India III Associates L.P. (“AIN3A LP”), Accel India III GP Associates Ltd. (“AIN3A”), Accel India III Investors L.L.C. (“AIN3INV”), Accel India IV L.P. (“AIN4”), Accel India IV Associates L.P. (“AIN4A LP”), Accel India IV GP Associates Ltd. (“AIN4A”), Accel India IV Investors L.L.C. (“AIN4INV”), Accel Leaders 3 L.P. (“ALF3”), Accel Leaders Fund 3 Entrepreneurs L.P.(“ALF3E”), Accel Leaders 3 Associates L.P. (“AL3A LP”), Accel Leaders 3 Investors (2020) L.P. ("ALFI20"), Accel Leaders 3 GP Associates L.L.C. ("AL3A"), and Sameer K. Gandhi ("SKG"). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

ALFA, the general partner of ALF, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by ALF. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by ALF2 and ALF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by AGF2 and AGF2SP. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by AIN3, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote and sole power to dispose of these shares. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by AIN4, and AIN4A, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote and sole power to dispose of these shares. AL3A LP, the general partner of ALF3 and ALF3E, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by ALF3 and ALF3E, and AL3A, the general partner of AL3A LP, may be deemed to have sole power to vote and sole power to dispose of these shares. AL3A, the general partner of ALFI20, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by ALFI20. SKG, a director of the issuer, AIN3A, AIN4A, and AL3A, may be deemed to have shared power to vote and sole power to dispose of these shares. SKG, a director of the issuer and a managing member of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3INV, and AIN4INV, may be deemed to have shared power to vote and sole power to dispose of these shares.

CUSIP NO. 358054104	13 G	Page 28 of 31

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE The address for each of the Reporting Persons is: Accel 500 University Avenue Palo Alto, CA 94301
ITEM 2(C).

CITIZENSHIP

ALF, ALF2, ALF2SP, AGF2, AGF2SP, ALF3, ALF3E, AL3A LP and ALFI20 are Delaware limited partnerships. AIN3, AIN3A LP, AIN4, and AIN4 LP are Cayman Islands limited partnerships. ALFA, ALF2A, AGF2A, ALFI16, ALFI19, AGFI13, AIN3INV, AIN4INV and AL3A are Delaware limited liability companies. AIN3A and AIN4A are Cayman Islands limited liability companies. SKG is a United States Citizen.

ITEM 4.	OWNERSHIP Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of ALF, ALF2, ALF2SP, AGF2, AGF2SP, AIN3, AIN3A LP, AIN4, AIN4A LP, AL3, AL3E, ALFI20, and AL3A LP, and the limited liability company agreements of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3A, AIN4A, and AL3A the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

CUSIP NO. 358054104	13 G	Page 29 of 31

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 14, 2024

Entities:

Accel Leaders Fund L.P.*

Accel Leaders Fund Associates L.L.C.*

Accel Leaders Fund Investors 2016 L.L.C. *

Accel Leaders Fund II L.P.*

Accel Leaders Fund II Strategic Partners L.P.*

Accel Leaders Fund II Associates L.L.C.*

Accel Leaders Fund II Investors (2019) L.L.C.*

Accel Growth Fund II L.P.*

Accel Growth Fund II Strategic Partners L.P.*

Accel Growth Fund II Associates L.L.C.*

Accel Growth Fund Investors 2013 L.L.C.*

Accel India III L.P.*

Accel India III Associates L.P.*

Accel India III GP Associates Ltd.*

Accel India III Investors L.L.C.*

Accel India IV L.P.*

Accel India IV Associates L.P.*

Accel India IV GP Associates Ltd.*

Accel India IV Investors L.L.C.*

Accel Leaders 3 L.P.*

Accel Leaders 3 Entrepreneurs L.P.*

Accel Leaders 3 Associates L.P.*

Accel Leaders 3 GP Associates L.L.C.*

Accel Leaders 3 Investors (2020) L.P.*

By:	/s/ Ryan Connor
Ryan Connor, Attorney-in-fact for the above-listed entities

Individuals:

Sameer K. Gandhi*

By:	/s/ Ryan Connor
Ryan Connor, Attorney-in-fact for the above-listed individual

* Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

CUSIP NO. 358054104	13 G	Page 30 of 31

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	31

CUSIP NO. 358054104	13 G	Page 31 of 31

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Freshworks Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.